UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL FILING


 Noble Energy, Inc.
(NAME OF ISSUER)
 COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
 655044105
(CUSIP NUMBER)
 12/31/2018
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                              (X)  RULE 13D-1 (B)
                              ( )  RULE 13D-1 (C)
                              ( )  RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


CUSIP NO: 655044105   13G         Page 2 of 5 Pages

1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION
    I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

    0 SHARES

6.  SHARED VOTING POWER

    22836640

7.  SOLE DISPOSITIVE POWER

    0 SHARES

8.  SHARED DISPOSITIVE POWER

    25233682

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    25238431

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.3%

12. TYPE OF REPORTING PERSON
    HC


CUSIP NO: 655044105   13G         Page 3 of 5 Pages

ITEM 1.
    (A)  NAME OF ISSUER
      Noble Energy, Inc.
(B)  ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
1001 Noble Energy Way Houston, TX 77070 United States
ITEM 2.
    (A)  NAME OF PERSON FILING
         STATE STREET CORPORATION AND ANY OTHER REPORTING PERSON
         IDENTIFIED ON THE SECOND PART OF THE COVER PAGES HERETO

    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE,
         RESIDENCE
         STATE STREET FINANCIAL CENTER
         ONE LINCOLN STREET
         BOSTON, MA 02111
        (FOR ALL REPORTING PERSONS)

    (C)  CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
         ORGANIZATION) OF COVER PAGES

   (D)  TITLE OF CLASS OF SECURITIES
	COMMON STOCK

  (E)  CUSIP NUMBER:
         655044105
ITEM 3.
         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
         OR (C), CHECK WHETHER THE PERSON FILING IS A:
         SEE ITEM 12(TYPE OF REPORTING PERSON) OF THE COVER PAGE
         FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS
         THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF
         THE COVER PAGES.
         SYMBOL        CATEGORY
          BK           BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC           INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                       OF THE ACT
          IC           INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                       THE INVESTMENT COMPANY ACT OF 1940.
          IA           AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                       13D-1(B) (1) (II) (E).
          EP           AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                       ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC           A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                       ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA           A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                       OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP           A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                       AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE
                       INVESTMENT COMPANY ACT OF 1940.

CUSIP NO: 655044105   13G         Page 4 of 5 Pages

ITEM 4.   OWNERSHIP
          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
          NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMEBERS OF THE GROUP
          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE

























CUSIP NO: 655044105   13G                  Page 5 of 5 Pages

ITEM 10.  CERTIFICATION

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURES

	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


FEBRUARY 11, 2019
STATE STREET CORPORATION

/S/ IAN W APPLEYARD
GLOBAL CONTROLLER AND CHIEF ACCOUNTING OFFICER


                                   EXHIBIT 1



   THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S SECURITIES. PLEASE
REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION

SSGA FUNDS MANAGEMENT, INC.					 IA
STATE STREET GLOBAL ADVISORS LIMITED (UK)                          IA
STATE STREET GLOBAL ADVISORS LTD (CANADA)                         IA
STATE STREET GLOBAL ADVISORS, AUSTRALIA LIMITED                   IA
STATE STREET GLOBAL ADVISORS (JAPAN) CO., LTD			 IA
STATE STREET GLOBAL ADVISORS ASIA LTD				 IA
STATE STREET GLOBAL ADVISORS SINGAPORE LTD  	                 IA
STATE STREET GLOBAL ADVISORS GmbH                                  IA
STATE STREET GLOBAL ADVISORS IRELAND LIMITED			 IA
STATE STREET GLOBAL ADVISORS TRUST COMPANY			 IA


NOTE: ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES OF STATE STREET CORPORATION.